Exhibit 99.2

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For Inclusion in Form 10-K

Filed with

United States Securities and Exchange Commission

December 31, 2008

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

New York Mortgage Trust, Inc.

New York, New York

We have audited the accompanying consolidated balance sheet of New York Mortgage Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of New York Mortgage Trust, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 31, 2009

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollar amounts in thousands)

December 31, 2008
ASSETS
Cash and cash equivalents	$9,387
Restricted cash	7,959
Investment securities available for sale, at fair value (including pledged assets of $456,506 at December 31, 2008)	477,416
Accounts and accrued interest receivable	3,095
Mortgage loans held in securitization trusts (net)	348,337
Prepaid and other assets	1,191
Derivative assets	22
Property and equipment (net)	39
Assets related to discontinued operations	5,854

Total Assets	$853,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Financing arrangements, portfolio investments	$402,329
Collateralized debt obligations	335,646
Derivative liabilities	4,194
Accounts payable and accrued expenses	3,997
Subordinated debentures (net)	44,618
Convertible preferred debentures (net)	19,702
Liabilities related to discontinued operations	3,566

Total liabilities	814,052

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 400,000,000 shares authorized 9,320,094 shares issued and outstanding at December 31, 2008	93
Additional paid-in capital	150,790
Accumulated other comprehensive loss	(8,521)
Accumulated deficit	(103,114)

Total stockholders’ equity	39,248

Total Liabilities and Stockholders’ Equity	$853,300

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollar amounts in thousands, except per share amounts)

December 31, 2008
REVENUES:
Interest income - Investment securities and loans held in securitization trusts	$44,123
Interest expense - Investment securities and loans held in securitization trusts	30,351

Net interest income from investment securities and loans held in securitization trusts	13,772
Interest expense - subordinated debentures	(3,760)
Interest expense - convertible preferred debentures	(2,149)

Net interest income	7,863

OTHER EXPENSE:
Provision for loan losses	(1,462)
Realized losses on securities and related hedges	(19,977)
Impairment loss on investment securities	(5,278)

Total other expense	(26,717)
EXPENSES:
Salaries and benefits	1,869
Professional fees	1,212
Insurance	948
Management fees	665
Other	2,216

Total expenses	6,910

LOSS FROM CONTINUING OPERATIONS	(25,764)
Income from discontinued operations - net of tax	1,657

NET LOSS	$(24,107)

Basic and diluted loss per common share	$(2.91)

Dividends declared per common share	$0.54

Weighted average common shares outstanding - basic and diluted	8,272

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2008

(Dollar amounts in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss	Total
BALANCE, DECEMBER 31, 2007	18	99,357	(79,007)	(1,950)		18,418
Net loss			(24,107)		$(24,107)	(24,107)
Dividends declared	—	(5,033)	—	—	—	(5,033)
Common stock issuance	75	56,466	—	—	—	56,541
Increase in net unrealized loss on investment available for sale securities	—	—	—	(2,961)	(2,961)	(2,961)
Decrease in derivative instruments utilized for cash flow hedge	—	—	—	(3,610)	(3,610)	(3,610)

Comprehensive loss	—	—	—	—	$(30,678)

BALANCE, DECEMBER 31, 2008	$93	$150,790	$(103,114)	$(8,521)		$39,248

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollar amounts in thousands)

December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,107)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,423
Amortization of premium on investment securities and mortgage loans	997
Loss on sale of securities, loans and related hedges	19,977
Impairment loss on investment securities	5,278
Proceeds from sales of mortgage loans	2,746
Provision for loan losses	1,520
Changes in operating assets and liabilities:
Accounts and accrued interest receivable	415
Prepaid and other assets	642
Due to loan purchasers	138
Accounts payable and accrued expenses	(2,767)

Net cash provided by operating activities	6,262

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash	(444)
Purchases of investment securities	(850,609)
Proceeds from sale of investment securities	625,986
Principal repayments received on loans held in securitization trust	79,951
Principal paydown on investment securities	74,172
Proceeds from sale of fixed asset and real estate owned property	10

Net cash provided by investing activities	(70,934)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in financing arrangements, portfolio investments	86,615
Collateralized debt obligation paydowns	(81,725)
Dividends paid	(4,100)
Payments made for termination of swaps	(8,333)
Proceeds from common stock issued (net)	56,541
Proceeds from convertible preferred debentures (net)	19,553

Net cash provided by financing activities	68,551

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,879
CASH AND CASH EQUIVALENTS — Beginning	5,508

CASH AND CASH EQUIVALENTS — End	$9,387

SUPPLEMENTAL DISCLOSURE
Cash paid for interest	$31,479

NON CASH FINANCING ACTIVITIES
Dividends declared to be paid in subsequent period	$932

See notes to consolidated financial statements.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands unless otherwise indicated)

1.	Summary of Significant Accounting Policies

Organization - New York Mortgage Trust, Inc. together with its consolidated subsidiaries (“NYMT”, the “Company”, “we”, “our”, and “us”) is a self-advised real estate investment trust, or REIT, that invests primarily in real estate-related assets, including residential adjustable rate mortgage-backed securities (including collateralized mortgage obligation floating rate securities) issued by a United States government-sponsored enterprise (“GSE” or “Agency”), such as the Federal National Mortgage Association (“Fannie Mae”), or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), prime credit quality residential adjustable-rate mortgage (“ARM”) loans, or prime ARM loans, and non-agency mortgage-backed securities. We refer to residential adjustable rate mortgage-backed securities throughout this Annual Report on Form 10-K as “RMBS” and RMBS issued by a GSE as “Agency MBS”. We also may invest, although to a lesser extent, in certain alternative real-estate-related and financial assets that present greater credit risk and less interest rate risk than our investments our current investments RMBS and prime ARM loans. We refer to our investment in these alternative assets as our “alternative investment strategy.” We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities. Our principal business objective is to generate net income for distribution to our stockholders resulting from the spread between the interest and other income we earn on our interest-earning assets and the interest expense we pay on the borrowings that we use to finance these assets, which we refer to as our net interest income.

The Company conducts its business through the parent company, NYMT, and several subsidiaries, including special purpose subsidiaries established for loan securitization purposes, a taxable REIT subsidiary (“TRS”) and a qualified REIT subsidiary (“QRS”). The Company will conduct certain of its operations related to its alternative investment strategy through its wholly-owned TRS, Hypotheca Capital, LLC (“HC”), in order to utilize some or all of a net operating loss carry-forward held in HC that resulted from the Company’s exit from the mortgage lending business. Prior to March 31, 2007, the Company conducted substantially all of its mortgage lending business through HC. The Company’s wholly-owned QRS, New York Mortgage Funding, LLC (“NYMF”), currently holds certain mortgage-related assets under our principal investment strategy for regulatory compliance purposes. The Company also may conduct certain of our operations related to our alternative investment strategy through NYMF. As of December 31, 2008, the Company had not acquired any investments under its alternative investment strategy. The Company consolidates all of its subsidiaries under Generally Accepted Accounting Principles (“GAAP”).

The Company is organized and conducts its operations to qualify as a REIT for federal income tax purposes. As such, the Company will generally not be subject to federal income tax on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by the due date of its federal income tax return and complies with various other requirements.

Basis of Presentation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions are eliminated in consolidation.

As used herein, references to the “Company,” “NYMT,” “we,” “our” and “us” refer to New York Mortgage Trust, Inc., collectively with its subsidiaries.

The Board of Directors declared a one for five reverse stock split of our common stock, as of October 9, 2007 and a one for two reverse stock split of our common stock, as of May 27, 2008, decreasing the number of common shares then outstanding to approximately 9.3 million. Prior and current period share amounts and earnings per share disclosures have been restated to reflect the reverse stock split. In addition, the terms of our Series A Preferred Stock provide that the conversion rate for the Series A Preferred Stock be appropriately adjusted to reflect any reverse stock split. As a result, the description of our Series A Preferred Stock reflects the May 2008 reverse stock split (see note 15).

Use of Estimates - The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s estimates and assumptions primarily arise from risks and uncertainties associated with interest rate volatility, prepayment volatility and credit exposure. Although management is not currently aware of any factors that would significantly change its estimates and assumptions in the near term, future changes in market conditions may occur which could cause actual results to differ materially.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from banks and overnight deposits. The Company maintains its cash and cash equivalents in highly rated financial institutions, and at times these balances exceed insurable amounts.

Restricted Cash - Restricted cash includes approximately $7.9 million held by counterparties as collateral for hedging instruments and approximately $0.1 million held as collateral for one letter of credit related to the Company’s lease of it corporate headquarters.

Investment Securities Available for Sale - The Company’s investment securities are residential mortgage-backed securities comprised of Fannie Mae, Freddie Mac and “AAA” - rated adjustable-rate securities, including adjustable-rate securities that have an initial fixed-rate period. Investment securities are classified as available for sale securities and are reported at fair value with unrealized gains and losses reported in other comprehensive loss (“OCI”). The fair values for all securities in this classification are based on unadjusted price quotes for similar securities in active markets obtained from independent dealers. Realized gains and losses recorded on the sale of investment securities available for sale are based on the specific identification method and included in realized loss on sale of securities and related hedges. Purchase premiums or discounts on investment securities are amortized or accreted to interest income over the estimated life of the investment securities using the interest method. Investment securities may be subject to interest rate, credit and/or prepayment risk.

When the fair value of an available for sale security is less than amortized cost, management considers whether there is an other-than-temporary impairment in the value of the security (e.g., whether the security will be sold prior to the recovery of fair value). Management considers at a minimum the following factors that, both individually or in combination, could indicate the decline is “other-than-temporary:” 1) the length of time and extent to which the fair value has been less than book value; 2) the financial condition and near-term prospects of the issuer; or 3) the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. If, in management’s judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and the unrealized loss is transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (i.e., as if the loss had been realized in the period of impairment). Even though no credit concerns exist with respect to an available for sale security, an other-than-temporary impairment may be evident if management determines that the Company does not have the intent and ability to hold an investment until a forecasted recovery of the value of the investment. (see note 2)

Impairment of and Basis Adjustments on Securitized Financial Assets - As previously described herein, during 2005 and early 2006, we regularly securitized our mortgage loans and retained the beneficial interests created by such securitization. Such assets are evaluated for impairment on a quarterly basis or, if events or changes in circumstances indicate that these assets or the underlying collateral may be impaired, on a more frequent basis. We evaluate whether these assets are considered impaired, whether the impairment is other-than-temporary and, if the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the asset’s amortized cost basis and its fair value. These evaluations require management to make estimates and judgments based on changes in market interest rates, credit ratings, credit and delinquency data and other information to determine whether unrealized losses are reflective of credit deterioration and our ability and intent to hold the investment to maturity or recovery. This other-than-temporary impairment analysis requires significant management judgment and we deem this to be a critical accounting estimate.

As of December 31, 2008, our principal investment portfolio included approximately $197.7 million of Agency CMO Floaters. Following a review of our principal investment portfolio, we determined in March 2009 that the Agency CMO Floaters held in our portfolio were no longer producing acceptable returns and initiated a program to dispose of these securities on an opportunistic basis. As of March 25, 2009, the Company had sold approximately $149.8 million in current par value of Agency CMO Floaters under this program resulting in a net gain of approximately $0.2 million. As a result of these sales and our intent to sell the remaining Agency CMO Floaters in our principal investment portfolio, we concluded the reduction in value at December 31, 2008 was other-than-temporary and recorded an impairment charge of $4.1 million for the quarter and year ended December 31, 2008.

In addition, we also determined that $6.1 million in current par value of non-agency RMBS, which includes $2.5 million in current par value of retained residual interest, had suffered an other-than-temporary impairment and, accordingly, recorded an impairment charge of $1.2 million for the year ended December 31, 2008.

Accounts and Accrued Interest Receivable - Accounts and accrued receivable includes interest receivable for investment securities and mortgage loans held in securitization trusts.

Mortgage Loans Held in Securitization Trusts (net) - Mortgage loans held in securitization trusts are certain Adjustable Rate Mortgage (“ARM”) loans transferred to New York Mortgage Trust 2005-1, New York Mortgage Trust 2005-2 and New York Mortgage Trust 2005-3 that have been securitized into sequentially rated classes of beneficial interests. Mortgage loans held in securitization trusts are carried at their unpaid principal balances, net of unamortized premium or discount, unamortized loan origination costs and allowance for loan losses. In accordance with Statement of Financial Accounting Standards (“SFAS”) SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities , securitized ARM loans and ARM loans collateralizing debt are accounted for as loans and are not considered investments subject to classification under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (see note 3 and note 6). See Collateralized Debt Obligations below for further description.

Interest income is accrued and recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. The accrual of interest on loans is discontinued when, in management’s opinion, the interest is not collectible in the normal course of business, but in no case when payment becomes greater than 90 days delinquent. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Allowance for Loan Losses on Mortgage Loans Held in Securitization Trusts - We establish an allowance for loan losses based on management’s judgment and estimate of credit losses inherent in our portfolio of mortgage loans held in securitization trusts.

Estimation involves the consideration of various credit-related factors including but not limited to, macro-economic conditions, the current housing market conditions, loan-to-value ratios, delinquency status, historical credit loss severity rates, purchased mortgage insurance, the borrower’s credit and other factors deemed to warrant consideration. Additionally, we look at the balance of any delinquent loan and compare that to the current value of the collateralizing property. We utilize various home valuation methodologies including appraisals, broker pricing opinions (“BPOs”), internet-based property data services to review comparable properties in the same area or consult with a realtor in the property’s area.

Comparing the current loan balance to the property value determines the current loan-to-value (“LTV”) ratio of the loan. Generally, we estimate that a first lien loan on a property that goes into a foreclosure process and becomes real estate owned (“REO”), results in the property being disposed of at approximately 68% of the property’s original value. This estimate is based on management’s long term experience. During 2008, as a result of the significant deterioration in the housing market, we revised our policy to estimate recovery values based on current home valuations less expected costs to dispose. These costs typically approximate 15% of the current home value. It is possible given today’s deteriorating market conditions, we may realize less than that return in certain cases. Thus, for a first lien loan that is delinquent, we will adjust the property value down to approximately 85% of the current property value and compare that to the current balance of the loan. The difference determines the base provision for the loan loss taken for that loan. This base provision for a particular loan may be adjusted if we are aware of specific circumstances that may affect the outcome of the loss mitigation process for that loan. Predominately, however, we use the base reserve number for our reserve.

The allowance for loan losses will be maintained through ongoing provisions charged to operating income and will be reduced by loans that are charged off. As of December 31, 2008 the allowance for loan losses held in securitization trusts totaled $1.4 million.

Financing Arrangements, Portfolio Investments - Portfolio investments are typically financed with repurchase agreements, a form of collateralized borrowing which is secured by portfolio securities on the balance sheet. Such financings are recorded at their outstanding principal balance with any accrued interest due recorded as an accrued expense (see note 5).

Collateralized Debt Obligations (“CDO”) - We use CDOs to permanently finance our loans held in securitization trusts. For financial reporting purposes, the ARM loans and restricted cash held as collateral are carried as assets of the Company and the CDO is carried as the Company’s debt. The transaction includes interest rate caps which are held by the securitization trust and recorded as a derivative asset or liability of the Company.

The Company, as transferor, securitizes mortgage loans and securities by transferring the loans or securities to entities (“Transferees”) which generally qualify under GAAP as “qualifying special purpose entities” (“QSPE’s”) as defined under SFAS No. 140. The QSPEs issue investment grade and non-investment grade securities. Generally, the investment grade securities are sold to third party investors, and the Company retains the non-investment grade securities. If a transaction meets the requirements for sale recognition under GAAP, and the Transferee meets the requirements to be a QSPE, the assets transferred to the QSPE are considered sold, and gain or loss is recognized. The gain or loss is based on the price of the securities sold and the estimated fair value of any securities and servicing rights retained over the cost basis of the assets transferred net of transaction costs. If subsequently the Transferee fails to continue to qualify as a QSPE, or the Company obtains the right to purchase assets out of the Transferee, then the Company may have to include in its financial statements such assets, or potentially, all the assets of such Transferee. The Company has completed four securitizations since inception, the first three were accounted for as a permanent financing (see note 6) and the fourth was accounted for as a sale.

Subordinated Debentures (net) - Subordinated debentures are trust preferred securities that are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities are classified as subordinated debentures in the liability section of the Company’s consolidated balance sheet and are presented net of the debt issurance costs (see note 7).

Convertible Preferred Debentures (net) - The Company issued $20.0 million in Series A Convertible Preferred Stock maturing on December 31, 2010, at which time any outstanding shares must be redeemed by the Company at the $20.00 per share liquidation preference. Pursuant to SFAS No.150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity , because of this mandatory redemption feature, the Company classifies these securities as a liability on its balance sheet and are presented net of the debt issurance costs (see note 15).

Derivative Financial Instruments - The Company has developed risk management programs and processes, which include investments in derivative financial instruments designed to manage market risk associated with its mortgage banking and its mortgage-backed securities investment activities.

Derivative instruments contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. The Company minimizes its risk exposure by limiting the counterparties with which it enters into contracts to banks, investment banks and certain private investors who meet established credit and capital guidelines. Management does not expect any counterparty to default on its obligations and, therefore, does not expect to incur any loss due to counterparty default. In addition, all outstanding interest rate swap agreements have bi-lateral margin call provisions that has the effect of minimizing the net exposure to either counterparty.

Interest Rate Risk - The Company hedges the aggregate risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. The Company generally intends to hedge only the risk related to changes in the benchmark interest rate (London Interbank Offered Rate (“LIBOR”) or a Treasury rate). The Company applies hedge accounting utilizing the cash flow hedge criteria in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

In order to reduce such risks, the Company enters into swap agreements whereby the Company receives floating rate payments in exchange for fixed rate payments, effectively converting the borrowing to a fixed rate. The Company also enters into cap agreements whereby, in exchange for a premium, the Company is reimbursed for interest paid in excess of a certain capped rate.

To qualify for cash flow hedge accounting, interest rate swaps and caps must meet certain criteria, including:

•	the items to be hedged expose the Company to interest rate risk; and

•	the interest rate swaps or caps are expected to be and continue to be highly effective in reducing the Company’s exposure to interest rate risk.

The fair values of the Company’s interest rate swap agreements and interest rate cap agreements are based on values provided by dealers who are familiar with the terms of these instruments. Effectiveness is periodically assessed at least monthly based upon a comparison of the relative terms, changes in the fair values or cash flows of the interest rate swaps and caps and the items being hedged.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instruments are reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instruments in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change.

With respect to interest rate swaps and caps that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps and caps, will be recognized in current earnings.

Termination of Hedging Relationships - The Company employs a number of risk management monitoring procedures to ensure that the designated hedging relationships are demonstrating, and are expected to continue to demonstrate, a high level of effectiveness. Hedge accounting is discontinued on a prospective basis if it is determined that the hedging relationship is no longer highly effective or expected to be highly effective in offsetting changes in fair value of the hedged item.

Additionally, the Company may elect to un-designate a hedge relationship during an interim period and re-designate upon the rebalancing of a hedge profile and the corresponding hedge relationship. When hedge accounting is discontinued, the Company continues to carry the derivative instruments at fair value with changes recorded in current earnings.

Revenue Recognition . Interest income on our residential mortgage loans and mortgage-backed securities is a combination of the interest earned based on the outstanding principal balance of the underlying loan/security, the contractual terms of the assets and the amortization of yield adjustments, principally premiums and discounts, using generally accepted interest methods. The net GAAP cost over the par balance of self-originated loans held for investment and premium and discount associated with the purchase of mortgage-backed securities and loans are amortized into interest income over the lives of the underlying assets using the effective yield method as adjusted for the effects of estimated prepayments. Estimating prepayments and the remaining term of our interest yield investments require management judgment, which involves, among other things, consideration of possible future interest rate environments and an estimate of how borrowers will react to those environments, historical trends and performance. The actual prepayment speed and actual lives could be more or less than the amount estimated by management at the time of origination or purchase of the assets or at each financial reporting period.

Accumulative Other Comprehensive Loss - Other comprehensive loss is comprised primarily of income (loss) from changes in value of the Company’s available for sale securities, and the impact of deferred gains or losses on changes in the fair value of derivative contracts hedging future cash flows.

Employee Benefits Plans - The Company sponsors a defined contribution plan (the “Plan”) for all eligible domestic employees. The Plan qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may defer up to 15% of their pre-tax earnings, subject to the annual Internal Revenue Code contribution limit. The Company may match contributions up to a maximum of 25% of the first 5% of salary. Employees vest immediately in their contribution and vest in the Company’s contribution at a rate of 25% after two full years and then an incremental 25% per full year of service until fully vested at 100% after five full years of service. The Company did not match contributions during the year ended December 31, 2008.

Stock Based Compensation - The Company accounts for its stock options and restricted stock grants in accordance with the SFAS No. 123 R, Share-Based Payment , (“SFAS No. 123 R”) which requires all companies to measure compensation for all share-based payments, including employee stock options, at fair value (see note 16).

Income Taxes - The Company operates so as to qualify as a REIT under the requirements of the Internal Revenue Code. Requirements for qualification as a REIT include various restrictions on ownership of the Company’s stock, requirements concerning distribution of taxable income and certain restrictions on the nature of assets and sources of income. A REIT must distribute at least 90% of its taxable income to its stockholders of which 85% plus any undistributed amounts from the prior year must be distributed within the taxable year in order to avoid the imposition of an excise tax. The remaining balance may extend until timely filing of the Company’s tax return in the subsequent taxable year. Qualifying distributions of taxable income are deductible by a REIT in computing taxable income.

HC is a taxable REIT subsidiary and therefore subject to corporate Federal income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base upon the change in tax status. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date (see note 12).

Earnings Per Share - Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Discontinued Operations - In connection with the sale of the assets of our wholesale mortgage origination platform assets on February 22, 2007 and the sale of the assets of our retail mortgage lending platform on March 31, 2007, during the fourth quarter of 2006, we classified our mortgage lending business as a discontinued operations in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets . As a result, we have reported revenues and expenses related to the mortgage lending business as a discontinued operations and the related assets and liabilities as assets and liabilities related to the discontinued operations for the period presented in the accompanying consolidated financial statements. Certain assets and liabilities, not assigned to the sales will become part of the ongoing operations of NYMT and accordingly, have not been classified as a discontinued operations in accordance with the provisions of SFAS No. 144 (See note 8).

Allowance for Loan Loss on Repurchase Requests and Mortgage Under Indemnification Agreements - We establish a reserve when we have been requested to repurchase from investors and for loans subject to indemnification agreements. Generally loans wherein the borrowers do not make each of all the first three payments to the new investor once the loan has been sold, require us, under the terms of purchase and sale agreement entered into with the investor, to repurchase the loan.

For the twelve months ended December 31, 2008 no loans were repurchased. We had pending repurchase requests totaling approximately $1.8 million as of December 31, 2008, against which the Company has taken a provision of approximately $0.4 million. The allowance for loan losses is based on historical settlement rates, property value securing the loan in question and specific settlement discussion with third parties. The Company intends to address all outstanding repurchase requests by attempting to enter into net settlement agreements.

New Accounting Pronouncements - On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements , which defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.

The changes to previous practice resulting from the application of SFAS No.157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The definition of fair value retains the exchange price notion used in earlier definitions of fair value. SFAS No.157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. SFAS No.157 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs. In addition, SFAS No.157 provides a framework for measuring fair value, and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The Company has disclosed the required elements of SFAS No. 157 herein at Note 11.

On January 1, 2008, the Company adopted SFAS No.159, The Fair Value Option for Financial Assets and Financial Liabilities , which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 establishes presentation and disclosure requirements and requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. SFAS No. 159 also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. The Company’s adoption of SFAS No. 159 did not have a material impact on the consolidated financial statements as the Company did not elect the fair value option for any of its existing financial assets or liabilities as of January 1, 2008.

In June 2007, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards . EITF Issue No. 06-11 requires that the tax benefit related to dividend equivalents paid on restricted stock units, which are expected to vest, be recorded as an increase to additional paid-in capital. The Company currently accounts for this tax benefit as a reduction to income tax expense. EITF Issue No. 06-11 is to be applied prospectively for the Company’s tax benefits on dividends declared as of January 1, 2009. The Company does not expect the adoption of EITF Issue No. 06-11 to have a material effect on its financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R) Business Combinations . SFAS No. 141(R) broadens the guidance of SFAS No. 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations; and it stipulates that acquisition related costs be generally expensed rather than included as part of the basis of the acquisition. SFAS No. 141(R) expands required disclosures to improve the ability to evaluate the nature and financial effects of business combinations. SFAS No. 141(R) is effective for all transactions the Company closes, on or after January 1, 2009. Adoption of SFAS No. 141(R) will impact the Company’s acquisitions subsequent to January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 . SFAS No.160 requires a noncontrolling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest to be identified in the consolidated financial statements. SFAS No. 160 also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. SFAS No.160 is effective for the Company on January 1, 2009 and most of its provisions will apply prospectively. We are currently evaluating the impact SFAS No.160 will have on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions . SFAS No.140-3 requires an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously or in contemplation of the initial transfer to be evaluated as a linked transaction under SFAS No.140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”) unless certain criteria are met, including that the transferred asset must be readily obtainable in the marketplace. FSP No. 140-3 is effective for the Company on January 1, 2009, and will be applied to new transactions entered into after the date of adoption.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities, and is effective for financial statements the Company issues for fiscal years after January 1, 2009, with early application encouraged. The Company will adopt SFAS No. 161 in the first quarter of 2009. Because SFAS No. 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS No. 161 will not effect the Company’s financial condition, results of operations or cash flows.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement) . The adoption of this FSP would affect the accounting for our convertible preferred debentures. The FSP requires the initial proceeds from the sale of our convertible preferred debentures to be allocated between a liability component and an equity component. The resulting discount would be amortized using the effective interest method over the period the debt is expected to remain outstanding as additional interest expense. The FSP would be effective for our fiscal year beginning on January 1, 2009 and requires retroactive application. We are currently evaluating the impact of the FSP on our consolidated financial statements.

On October 10, 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active . FSP No.157-3 clarifies the application of SFAS No.157 in a market that is not active and provides an example to illustrate key consideration in determining the fair value of a financial asset when the market for that financial asset is not active. The issuance of FSP No. 157-3 did not have any impact on the Company’s determination of fair value for its financial assets.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and FIN No. 46(R), Consolidation of Variable Interest Entities (revised December 2003) – an interpretation of Accounting Research Bulletin No. 51 to require additional disclosures regarding transfers of financial assets and interest in variable interest entities and is effective for interim or annual reporting periods ending after December 15, 2008. The adoption of FSP SFAS 140-4 and FIN 46(R)-8 did not have a material impact on the Company’s financial statements.

On January 12, 2009, the FASB issued EITF No. 99-20-1, Amendments to the Impairment Guidance of EITF 99-20 to achieve more consistent determination of whether an other-than-temporary impairment has occurred for all beneficial interest within the scope of EITF 99-20, Recognition of Interest Income and Imairmant on Purchased Beneficial Interests and Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets . EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, on a prospective basis. EITF No. 99-20-1 eliminates the requirement that a holder’s best estimate of cash flows be based upon those that “a market participant” would use and instead requires that an other–than–temporary impairment be recognized as a realized loss through earnings when it its “probable” there has been an adverse change in the holder’s estimated cash flows from cash flows previously projected. This change is consistent with the impairment models contained in SFAS No. 115. EITF No. 99-20-1 emphasizes that the holder must consider all available information relevant to the collectibility of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of future cash flows. Such information generally should include the remaining payment terms of the security, prepayments speeds, financial condition of the issuer, expected defaults, and the value of any underlying collateral. The holder should also consider industry analyst reports and forecasts, sector credit ratings, and other market data that are relevant to the collectibility of the security. The Company’s adoption of EITF No. 99-20-1 at December 31, 2008 did not have a material impact on the Company’s consolidated financial statements.

2.	Investment Securities Available For Sale

Investment securities available for sale consist of the following as of December 31, 2008 (dollar amounts in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Agency Hybrid Arm Securities	$256,978	$1,316	$(98)	$258,196
Agency REMIC CMO Floaters	197,675	—	—	197,675
Private Label Floaters	25,047	—	(4,101)	20,946
NYMT Retained Securities	677	—	(78)	599

Total/Weighted Average	$480,377	$1,316	$(4,277)	$477,416

As of December 31, 2008, our principal investment portfolio included approximately $197.7 million of Agency CMO Floaters. Following a review of our principal investment portfolio, we determined in March 2009 that the Agency CMO floaters held in our portfolio were no longer producing acceptable returns and initiated a program where we wanted to dispose of these securities on an opportunistic basis. As of March 25, 2009, the Company had sold approximately $149.8 million in current par value of Agency CMO floaters under this program resulting in a net gain of approximately $0.2 million. As a result of these sales and our intent to sell the remaining Agency CMO floaters in our principal investment portfolio, we concluded the reduction in value at December 31, 2008 was other-than-temporary due to our intent to sell such securities and recorded an impairment charge of $4.1 million for the quarter and year ended December 31, 2008. In addition, we also determined that $6.1 million in current par value of non-agency RMBS, which includes $2.5 million in current par value of retained residual interest, had suffered an other-than-temporary impairment and, accordingly, recorded an impairment charge of $1.2 million for the quarter and year ended December 31, 2008.

During March 2008, news of security liquidations increased the volatility of many financial assets, including those held in our portfolio. The significant liquidation of RMBS by several large financial institutions in early March 2008 caused a significant decline in the fair market value of our RMBS portfolio, including Agency ARM RMBS and CMO Floaters that we pledge as collateral for borrowings under our repurchase agreements. As a result of the combination of lower fair values on our Agency securities and rising haircut requirements to finance those securities, we elected to improve our liquidity position by selling approximately $592.8 million of Agency RMBS securities, including $516.4 million of Agency ARM RMBS and $76.4 million of CMO Floaters from our portfolio in March 2008. The sales resulted in a realized loss of approximately $15.0 million.

As of December 31, 2008 and the date of this filing, we have the intent, and believe we have the ability, to hold remaining non impaired portfolio of securities which are currently in unrealized loss positions until recovery of their amortized cost, which may be until maturity. In making the determination management considered the severity and duration of the loss, as well as management’s intent an ability to hold the security until the recoverability or maturity. Given the uncertain state of the financial markets, should conditions change that would require us to sell securities at a loss, we may no longer be able to assert that we have the ability to hold our remaining securities until recovery, and we would then be required to record impairment charges related to these securities. Substantially all of the Company’s investment securities available for sale are pledged as collateral for borrowings under financing arrangements (see note 5).

The Company had pledged approximately $456.5 million at December 31, 2008, as collateral for repurchase agreements (see note 5). The Company had unencumbered securities totaling approximately $20.9 million at December 31, 2008.

All securities held in Investment Securities Available for Sale, including Agency, investment and non-investment grade securities, are based on unadjusted price quotes for similar securities in active markets and are categorized as Level 2 per SFAS No.157 (see note 11).

The following table sets forth the stated reset periods and weighted average yields of our investment securities at December 31, 2008 (dollar amounts in thousands):

	Less than 6 Months		More than 6 Months To 24 Months		More than 24 Months to 60 Months		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Agency Hybrid Arm Securities	$—	—	$66,910	3.69%	$191,286	4.02%	$258,196	3.93%
Agency REMIC CMO Floaters	197,675	8.54%	—	—	—	—	197,675	8.54%
Private Label Floaters	20,946	14.25%	—	—	—	—	20,946	14.25%
NYMT Retained Securities (1)	530	8.56%	—	—	69	16.99%	599	15.32%

Total/Weighted Average	$219,151	9.21%	$66,910	3.69%	$191,355	4.19%	$477,416	6.51%

(1)	The NYMT retained securities includes $0.1 million of residual interests related to the NYMT 2006-1 transaction.

The following table presents the Company’s investment securities available for sale in an unrealized loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008. There were no unrealized positions for Agency REMIC CMO Floaters and the NYMT retained residual interests at December 31, 2008 as the Company incurred approximately $5.3 million impairment charge.

December 31, 2008

	Less than 12 Months		Total
	Carrying Value	Gross Unrealized Losses	Carrying Value	Gross Unrealized Losses
Agency Hybrid Arm Securities	$9,406	$98	$9,406	$98
Non-Agency floaters	18,119	4,101	18,119	4,101
NYMT retained security	530	78	530	78

Total	$28,055	$4,277	$28,055	$4,277

3.	Mortgage Loans Held in Securitization Trusts (net)

Mortgage loans held in securitization trusts consist of the following at December 31, 2008 (dollar amounts in thousands):

December 31, 2008
Mortgage loans principal amount	$347,546
Deferred origination costs – net	2,197
Allowance for loan losses	(1,406)

Total mortgage loans held in securitization trusts (net)	$348,337

Allowance for Loan losses - The following table presents the activity in the Company’s allowance for loan losses on mortgage loans held in securitization trusts for the year ended December 31, 2008 (dollar amounts in thousands).

December 31, 2008
Balance at beginning of period	$1,647
Provisions for loan losses	1,433
Charge-offs	(1,674)

Balance of the end of period	$1,406

All of the Company’s mortgage loans held in securitization trusts are pledged as collateral for the CDOs (see note 6). The Company’s net investment in the mortgage loans held in securitization trusts, or the difference between the carrying amount of the loans and the amount of CDOs outstanding was $12.7 million against which the Company had a $1.4 million allowance for loan losses at December 31, 2008.

The following sets forth delinquent loans, including real estate owned through foreclosure (REO) in our portfolio as of December 31, 2008 (dollar amounts in thousands):

December 31, 2008

Days Late	Number of Delinquent Loans	Total Dollar Amount	% of Loan Portfolio
30-60	3	$1,363	0.39%
61-90	1	$263	0.08%
90+	13	$5,734	1.65%
REO	4	$1,927	0.55%

4.	Derivative Instruments and Hedging Activities

The Company enters into derivative transactions to manage its interest rate risk exposure. These derivatives include interest rate swaps and caps, which had the effect to modify the interest rate repricing characteristics to mitigate the effects of interest rate changes on net investment spread.

During the twelve months ended December 31, 2008, the Company paid a total of $8.3 million to terminate a total of $517.7 million of notional interest rate swaps resulting in a realized loss of $4.8 million and recorded as realized loss on securities and related hedges.

The following table summarizes the estimated fair value of derivative assets and liabilities as of December 31, 2008 (dollar amounts in thousands):

December 31, 2008

Derivative assets:
Interest rate caps	$22

Total derivative assets	$22

Derivative liabilities:
Interest rate swaps	$4,194

Total derivative liabilities	$4,194

The Company had $4.2 million of restricted cash related to margin posted for interest rate swaps as of December 31, 2008.

The notional amounts of the Company’s interest rate swaps and interest rate caps as of December 31, 2008 were $137.3 million, and $434.4 million, respectively.

5.	Financing Arrangements, Portfolio Investments

The Company has entered into repurchase agreements with third party financial institutions to finance its mortgage-backed securities portfolio. The repurchase agreements are short-term borrowings that bear interest rates typically based on a spread to LIBOR, and are secured by the RMBS which they finance. At December 31, 2008, the Company had repurchase agreements with an outstanding balance of $402.3 million and a weighted average interest rate of 2.62%. At December 31, 2008, securities pledged as collateral for repurchase agreements had estimated fair values and carrying values of $456.5 million. All outstanding borrowings under our repurchase agreements mature within 32 days. As of December 31, 2008, the average days to maturity for all repurchase agreements are 17 days.

The follow table summarizes outstanding repurchase agreement borrowings secured by portfolio investments as of December 31, 2008 (dollars amounts in thousands):

Repurchase Agreements by Counterparty

December 31, 2008
Counterparty Name
AVM	$54,911
Barclays Securities	—
Credit Suisse First Boston LLC	97,781
Enterprise Bank of Florida	19,409
Goldman, Sachs & Co.	—
HSBC	42,120
MF Global	30,272
RBS Greenwich Capital	157,836

Total Financing Arrangements, Portfolio Investments	$402,329

As of December 31, 2008, our Agency ARM RMBS are financed with $233.3 million of repurchase agreement funding with an advance rate of 94% that implies a haircut of 6%, our Agency CMO floaters are financed with $154.6 million of repurchase agreement financing with an advance rate of 87% that implies a haircut of 13%, and the non-Agency CMO floater was financed with $14.4 million of repurchase agreement funding with an advance rate of 80% that implies a 20% haircut.

In the event we are unable to obtain sufficient short-term financing through repurchase agreements or otherwise, or our lenders start to require additional collateral, we may have to liquidate our investment securities at a disadvantageous time, which could result in losses. Any losses resulting from the disposition of our investment securities in this manner could have a material adverse effect on our operating results and net profitability.

As of December 31, 2008, the Company had $9.4 million in cash and $20.9 million in unencumbered securities including $16.3 million in Agency RMBS to meet additional haircut or market valuation requirements.

6.	Collateralized Debt Obligations

The Company’s CDOs, which are recorded as liabilities on the Company’s balance sheet, are secured by ARM loans pledged as collateral, which are recorded as assets of the Company. As of December 31, 2008, the Company had CDOs outstanding of $335.6 million. As of December 31, 2008, the current weighted average interest rate on these CDOs was 0.85%. The CDOs are collateralized by ARM loans with a principal balance of $347.5 million at December 31, 2008. The Company retained the owner trust certificates, or residual interest for three securitizations, and, as of December 31, 2008 had a net investment in the securitizations trusts of $12.7 million.

The CDO transactions include amortizing interest rate cap contracts with an aggregate notional amount of $204.3 million as of December 31, 2008 which are recorded as an asset of the Company. The interest rate caps are carried at fair value and totaled $18,575 as of December 31, 2008. The interest rate caps reduce interest rate exposure on these transactions.

7.	Subordinated Debentures (net)

Subordinated debentures consist of the following as of December 31, 2008 (dollars amounts in thousands):

December 31, 2008
Subordinated debentures	$45,000
Less: unamortized bond issuance costs	(382)

Subordinated debentures (net)	$44,618

On September 1, 2005 the Company closed a private placement of $20.0 million of trust preferred securities to Taberna Preferred Funding II, Ltd., a pooled investment vehicle. The securities were issued by NYM Preferred Trust II and are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a fixed interest rate equal to 8.35% up to and including July 30, 2010, at which point the interest rate is converted to a floating rate equal to three-month LIBOR plus 3.95% until maturity. The securities mature on October 30, 2035 and may be called at par by the Company any time after October 30, 2010. In accordance with the guidelines of SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” , the issued preferred stock of NYM Preferred Trust II has been classified as subordinated debentures (net) in the liability section of the Company’s consolidated balance sheet.

On March 15, 2005 the Company closed a private placement of $25.0 million of trust preferred securities to Taberna Preferred Funding I, Ltd., a pooled investment vehicle. The securities were issued by NYM Preferred Trust I and are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a floating interest rate equal to three-month LIBOR plus 3.75%, resetting quarterly (5.22% at December 31, 2008). The securities mature on March 15, 2035 and may be called at par by the Company any time after March 15, 2010. HC entered into an interest rate cap agreement to limit the maximum interest rate cost of the trust preferred securities to 7.5%. The term of the interest rate cap agreement is five years and resets quarterly in conjunction with the reset periods of the trust preferred securities. The interest rate cap agreement is accounted for as a cash flow hedge transaction in accordance with SFAS No. 133 “ Accounting for Derivative Instruments and Hedging Activities” . In accordance with the guidelines of SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” , the issued preferred stock of NYM Preferred Trust I has been classified as subordinated debentures (net) in the liability section of the Company’s consolidated balance sheet.

As of March 1, 2009, the Company has not been notified, and is not aware, of any event of default under the covenants for the subordinated debentures.

8.	Discontinued Operations

In connection with the sale of our wholesale mortgage origination platform assets on February 22, 2007 and the sale of our retail mortgage lending platform on March 31, 2007, during the fourth quarter of 2006, we classified our mortgage lending business as a discontinued operations in accordance with the provisions of SFAS No. 144. As a result, we have reported revenues and expenses related to the mortgage lending business as a discontinued operations and the related assets and liabilities as assets and liabilities related to a discontinued operations for all periods presented in the accompanying consolidated financial statements. Certain assets, such as the deferred tax asset, and certain liabilities, such as subordinated debt and liabilities related to leased facilities not assigned to Indymac Bank, F. S. B. (“Indymac”), the acquirer of our retail mortgage origination assets, will become part of the ongoing operations of NYMT and accordingly, we have not included these items as part of the discontinued operations in accordance with the provisions of SFAS No. 144.

The components of Assets related to the discontinued operations as of December 31, 2008 is as follows (dollar amounts in thousands):

December 31, 2008
Accounts and accrued interest receivable	$26
Mortgage loans held for sale (net)	5,377
Prepaid and other assets	451

Total assets	$5,854

The components of Liabilities related to the discontinued operations as of December 31, 2008 is as follows (dollar amounts in thousands):

December 31, 2008
Due to loan purchasers	$708
Accounts payable and accrued expenses	2,858

Total liabilities	$3,566

Mortgage Loans Held for Sale (net) – Mortgage loans held for sale are recorded at lower of cost or market and consist of the following as of December 31, 2008 (dollar amounts in thousands):

December 31, 2008
Mortgage loans principal amount	$6,547
Deferred origination costs – net	(34)
Lower of cost or market adjustments	(1,136)

Total mortgage loans held for sale (net)	$5,377

Lower of Cost or Market Adjustments – The following table presents the activity in the Company’s account for lower of cost or market adjustments for the year ended December 31, 2008 (dollar amounts in thousands).

December 31, 2008
Balance at beginning of year	$1,516
Lower cost or market adjustments	(380)

Balance of the end of year	$1,136

The combined results of operations related to the discontinued operations for the year ended December 31, 2008 (dollar amounts in thousands):

Revenues:
Net interest income	$419
Gain on sale of mortgage loans	46
Losses from lower of cost or market of loans	(433)
Other income (expense)	1,463

Total net revenues	1,495

Expenses:
Salaries, commissions and benefits	63
Occupancy and equipment	(559)
General and administrative	334

Total expenses	(162)

Income before income tax benefit	1,657
Income tax (provision) benefit	—

Income from discontinued operations – net of tax	$1,657

9.	Commitments and Contingencies

Loans Sold to Investors - The Company is obligated to repurchase loans based on violations of representation and warranties related to loans originated and sold by our discontinued mortgage origination business. The Company did not repurchase any loans during the year ended December 31, 2008.

As of December 31, 2008 we had a total of $1.8 million of unresolved repurchase requests, against which the Company has a reserve of approximately $0.4 million included in other liabilities of the discontinued operations.

Outstanding Litigation - The Company is at times subject to various legal proceedings arising in the ordinary course of business other than as described below, the Company does not believe that any of its current legal proceedings, individually or in the aggregate, will have a material adverse effect on its operations, financial condition or cash flows.

On December 13, 2006, Steven B. Yang and Christopher Daubiere (“Plaintiffs”), filed suit in the United States District Court for the Southern District of New York against HC and us, alleging that we failed to pay them, and similarly situated employees, overtime in violation of the Fair Labor Standards Act (“FLSA”) and New York State law. The Plaintiffs, each of whom were former employees in our discontinued mortgage lending business, purported to bring a FLSA “collective action” on behalf of similarly situated loan officers in our now discontinued mortgage lending business and sought unspecified amounts for alleged unpaid overtime wages, liquidated damages, attorney’s fee and costs.

On December 30, 2007 we entered into an agreement in principle with the Plaintiffs to settle this suit. On June 2, 2008 the court granted a preliminary approval of settlement and authorized to plaintiffs and held a fairness hearing on September 18, 2008. At the hearing, the court certified the class and approved the settlement, subject to a final motion to approve Plaintiffs’ counsel’s application for fees. As part of the preliminary settlement, the Company funded the settlement in the amount of $1.35 million into an escrow account for the Plaintiffs. The amount was previously reserved and expensed in the year ended December 31, 2007. The Plaintiffs’ counsel fee was determined by the court and final approval for distributions was made on November 7, 2008. The Plaintiffs’ counsel fee and Plaintiffs’ award distribution were made from the escrow account by the escrow agent during December 2008.

Leases - The Company leases its corporate offices and certain office space related to our discontinued mortgage lending operation not assumed by IndyMac and equipment under short-term lease agreements expiring at various dates through 2010. All such leases are accounted for as operating leases. Total rental income, net of rent expense, for property and equipment amounted to ($0.6) million, for the year ended December 31, 2008.

Pursuant to an Assignment and Assumption of Sublease and an Escrow Agreement (“the Agreements”), with Lehman Brothers Holding, Inc. (“Lehman”) (collectively, the “Agreement”), the Company assigned and Lehman assumed the sublease for the Company’s corporate headquarters at 1301 Avenue of the Americas. Pursuant to the Agreements, Lehman funded an escrow account, containing $3.0 million for the benefit of HC as consideration for the assignment of the lease to Lehman. The escrow amount was reduced by $0.2 million for each month the Company or IndyMac remained in the leased space between February 1, 2008 and July 31, 2008, for a total escrow reduction of $1.2 million, which amount was subsequently reimbursed to HC by IndyMac. The remaining $1.8 million in escrow was released to the Company by Lehman on August 18, 2008. IndyMac occupied the leased space at 1301 Avenue of the Americas until July 31, 2008 pursuant to contractual provisions related to the sale of the mortgage origination business. Pursuant to the provisions of the sale transaction with IndyMac, IndyMac paid rent equal to the Company’s cost, including any penalties and foregone bonuses resulting from the delay in vacating the leased premises.

As of December 31, 2008 obligations under non-cancelable operating leases that have an initial term of more than one year are as follows (dollar amounts in thousands):

Year Ending December 31,	Total
2009	$219
2010	189
2011	194
2012	198
2013	67
Thereafter	—

$867

Letters of Credit – The Company maintains a letter of credit in the amount of $178,200 in lieu of a cash security deposit for its current corporate headquarters located at 52 Vanderbilt Avenue in New York City for its landlord, Vanderbilt Associates I, L.L.C, as beneficiary. This letter of credit is secured by cash deposited in a bank account maintained at JP Morgan Chase bank.

HC maintains a letter of credit in the amount of $100,000 in lieu of a cash security deposit for an office lease dated June 1998 for the Company’s former headquarters located at 304 Park Avenue South in New York City. The sole beneficiary of this letter of credit is the owner of the building, 304 Park Avenue South LLC. This letter of credit is secured by cash deposited in a bank account maintained at JP Morgan Chase bank.

10.	Concentrations of Credit Risk

At December 31, 2008, there were geographic concentrations of credit risk exceeding 5% of the total loan balances within mortgage loans held in the securitization trusts and retained interests in our REMIC securitization, NYMT 2006-1, as follows:

December 31, 2008
New York	30.7%
Massachusetts	17.2%
Florida	7.8%
California	7.2%
New Jersey	6.0%

11.	Fair Value of Financial Instruments

The Company adopted SFAS No. 157 effective January 1, 2008, and accordingly all assets and liabilities measured at fair value will utilize valuation methodologies in accordance with the statement. The Company has established and documented processes for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, then fair value is based upon internally developed models that primarily use inputs that are market-based or independently-sourced market parameters, including interest rate yield curves.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of valuation hierarchy established by SFAS No. 157 are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following describes the valuation methodologies used for the Company’s financial instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

a. Investment Securities Available for Sale - Fair value is generally based on quoted prices provided by dealers who make markets in similar financial instruments. The dealers will incorporate common market pricing methods, including a spread measurement to the Treasury curve or Interest Rate Swap Cure as well as underlying characteristics of the particular security including coupon, periodic and life caps, collateral type, rate reset period and seasoning or age of the security. If the fair value of a security is not reasonably available from a dealer, management estimates the fair value based on characteristics of the security that the Company receives from the issuer and based on available market information. Management reviews all prices used in determining valuation to ensure they represent current market conditions. This review includes surveying similar market transactions, comparisons to interest pricing models as well as offerings of like securities by dealers. The Company’s investment securities are valued based upon readily observable market parameters and are classified as Level 2 fair values.

b. Interest Rate Swaps and Caps - The fair value of interest rate swaps and caps are based on using market accepted financial models as well as dealer quotes. The model utilizes readily observable market parameters, including treasury rates, interest rate swap spreads and swaption volatility curves. The Company’s interest rate caps and swaps are classified as Level 2 fair values.

c. Mortgage Loans Held for Sale (Net) -The fair value of mortgage loans held for sale (net) are estimated by the Company based on the price that would be received if the loans were sold as whole loans taking into consideration the aggregated characteristics of the loans such as, but not limited to, collateral type, index, interest rate, margin, length of fixed interest rate period, life cap, periodic cap, underwriting standards, age and credit. As there are not readily available quoted prices for identical or similar loans are classified as Level 3 fair values.

The following table presents the Company’s financial instruments carried at fair value as of December 31, 2008 on the consolidated balance sheet by SFAS No. 157 valuation hierarchy, as previously described (dollar amounts in thousands):

	Fair Value at December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets carried at fair value:
Investment securities available for sale	$—	$477,416	$—	$477,416
Mortgage loans held for sale (net)	—	—	5,377	5,377
Derivative assets (interest rate caps)	—	22	—	22

Total	$—	$477,438	$5,377	$482,815

Liabilities carried at fair value:
Derivative liabilities (interest rate swaps)	—	4,194	—	4,194

Total	$—	$4,194	$—	$4,194

The following table details changes in valuations for the Level 3 assets for the three months and year ended December 31, 2008 (dollar amounts in thousands):

Mortgage Loans Held for Sale (Net)	Three Months Ended December 31, 2008	Year Ended December 31, 2008
Beginning balance	$5,391	$8,077
Principal paydown	(14)	(2,746)
LOCOM adjustment	—	46

Ending balance	$5,377	$5,377

Any changes to the valuation methodology are reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, the Company continues to refine its valuation methodologies. The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The Company uses inputs that are current as of the measurement date, which may include periods of market dislocation, during which time price transparency may be reduced. This condition could cause the Company’s financial instruments to be reclassified from Level 2 to Level 3 in future periods.

In addition to the methodology to determine the fair value of the Company’s financial assets and liabilities reported at fair value, as previously described, the following methods and assumptions were used by the Company in arriving at the fair value of the Company’s other financial instruments in the following table:

	At December 31,
	2008
	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$9,387	$9,387
Restricted cash	7,959	7,959
Mortgage loans held in securitization trusts (net)	348,337	343,028

Financial liabilities:
Financing arrangements, portfolio investments	402,329	402,329
Collateralized debt obligations	335,646	199,503
Subordinated debentures (net)	44,618	10,049
Convertible preferred debentures (net)	19,702	16,363

a. Cash and Cash Equivalents and Restricted Cash: Estimated fair value approximates the carrying value of such assets.

b. Mortgage Loans Held in Securitization Trusts - Mortgage loans held in the securitization trusts are recorded at amortized cost. Fair value is estimated using pricing models and taking into consideration the aggregated characteristics of groups of loans such as, but not limited to, collateral type, index, interest rate, margin, length of fixed-rate period, life cap, periodic cap, underwriting standards, age and credit estimated using the estimated market prices for similar types of loans. Due to significant market dislocation secondary market prices were given minimal weighting when arriving at loan valuation at December 31, 2008.

c. Financing arrangements, portfolio investments - The fair value of these financing arrangements approximates cost as they are short term in nature and mature within 30 days.

d. Collateralized debt obligations - The fair value of these collateralized debt obligations is based on discounted cashflows as well as market pricing on comparable collateralized debt obligations.

e. Subordinated Debentures (net) - The fair value of these subordinated debentures is based on discounted cashflows using management’s estimate for market yields.

d. Convertible preferred debentures (net) - The fair value of these subordinated debentures is based on discounted cashflows using management’s estimate for market yields.

12.	Income taxes

A reconciliation of the statutory income tax provision (benefit) to the effective income tax provision for the year ended December 31, 2008 is as follows (dollar amounts in thousands).

	December 31,
	2008

(Benefit) provision at statutory rate	$(8,438)	(35.0)%

Non-taxable REIT income (loss)	7,598	31.5%
State and local tax benefit	(221)	(0.9)%
Valuation allowance	572	2.4%
Miscellaneous	489	2.0%

Total provision (benefit)	$—	—%

The income tax provision for the year ended December 31, 2008 (included in discontinued operations - see note 8) is comprised of the following components (dollar amounts in thousands):

Deferred
Regular tax provision
Federal	$—
State	—

Total tax provision	$—

The gross deferred tax asset at December 31, 2008 is $30.1 million; the Company continued to reserve 100% of deferred tax asset as the facts continue to support the Company’s inability to utilize the deferred tax asset.

The major sources of temporary differences included in the deferred tax assets and their deferred tax effect as of December 31, 2008 are as follows (dollar amounts in thousands):

Deferred tax assets:
Net operating loss carryover	$27,655
Mark to market adjustment	313
Sec. 267 disallowance	268
Charitable contribution carryforward	1
GAAP reserves	769
Rent expense	1,074

Gross deferred tax asset	30,080
Valuation allowance	(30,080)

Net deferred tax asset	$—

At December 31, 2008, the Company had approximately $64.0 million of net operating loss carryforwards which may be used to offset future taxable income. The carryforwards will expire in 2024 through 2028. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards that can be utilized if certain changes in the Company’s ownership occur. The Company may have undergone an ownership change within the meaning of IRC section 382 that would impose such a limitation, but a final conclusion has not been made. Management does not believe that the limitation would cause a significant amount of the Company’s net operating losses to expire unused.

13.	Segment Reporting

Until March 31, 2007, the Company operated two strategies, managing a mortgage portfolio, and operating a mortgage lending business. Upon the sale of substantially all of the mortgage lending operating assets to Indymac as of March 31, 2007, the Company exited the mortgage lending business and accordingly no longer reports segment information as it only has one operating segment.

14.	Capital Stock and Earnings per Share

The Company had 400,000,000 shares of common stock, par value $0.01 per share, authorized with 9,320,094 shares issued and outstanding as of December 31, 2008. The Company had 200,000,000 shares of preferred stock, par value $0.01 per share, authorized, including 2,000,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock ( “Series A Preferred Stock”) authorized. As of December 31, 2008 the Company had issued and outstanding 1,000,000 and 0 shares, respectively, of Series A Preferred Stock. Of the common stock authorized, 103,111 shares (plus forfeited shares of 32,832 previously granted) were reserved for issuance as restricted stock awards to employees, officers and directors pursuant to the 2005 Stock Incentive Plan. As of December 31, 2008, 103,111 shares remain reserved for issuance under the 2005 Plan.

On February 21, 2008, the Company completed the issuance and sale of 7.5 million shares of its common stock in a private placement at a price of $8.00 per share. This private offering of the Company’s common stock generated net proceeds to the Company of $56.5 million after payment of private placement fees and expenses. In connection with this private offering of our common stock, we entered into a Common Stock registration rights agreement, pursuant to which we were required to file with the Securities and Exchange Commission, or SEC, a resale shelf registration statement registering for resale the 7.5 million shares sold in this private offering. The Company filed a resale shelf registration statement on Form S-3 on April 4, 2008 which became effective on April 18, 2008.

On April 21, 2008, the Company declared a $0.12 per share cash dividend on its common stock. The dividend was payable on May 15, 2008 to common stockholders of record as of April 30, 2008. On June 26, 2008, the Company declared a $0.16 per share cash dividend on its common stock. The dividend was payable on July 25, 2008 to common stockholders of record as of July 10, 2008. On September 29, 2008, the Company declared a $0.16 per share cash dividend on its common stock. The dividend was payable on October 27, 2008 to common stockholders of record as of October 10, 2008. On December 23, 2008, the Company declared a $0.10 per share cash dividend on its common stock. The dividend was payable on January 26, 2009 to common stockholders of record as of January 5, 2009.

We paid a $0.50 per share cash dividend in each of the first three quarters on the Series A Convertible Preferred Stock. On December 23, 2008 the Company declared a $0.50 per share cash dividend, or an aggregate of $0.5 million, payable on January 30, 2009 to holders of record of our Series A Convertible Preferred Stock as of December 31, 2008. These amounts are included in interest expense as the Series A Convertible Preferred Stock is classified as a liability on the balance sheet (see note 15).

During 2008, taxable dividends for our common stock were $0.44 per share. For tax reporting purposes, the 2008 taxable dividend was classified as $0.26 ordinary income and $0.18 as a return of capital.

The Board of Directors declared a one-for-two reverse stock split of the Company’s common stock, effective on May 27, 2008, decreasing the number of shares outstanding to approximately 9.3 million.

All per share and share amounts provided in the quarterly report have been restated to give effect to both reverse stock splits.

The Company calculates basic net loss per share by dividing net loss for the period by weighted-average shares of common stock outstanding for that period. Diluted net loss per share takes into account the effect of dilutive instruments, such as convertible preferred stock, stock options and unvested restricted or performance stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

The following table presents the computation of basic and diluted net (loss) income per share for the year ended December 31, 2008 (in thousands, except per share):

Numerator:
Net loss – Basic	$(24,107)
Net loss from continuing operations	(25,764)
Net income from discontinued operations (net of tax)	1,657
Effect of dilutive instruments:
Convertible preferred debentures (1)	2,149
Net loss – Dilutive	(24,107)
Net loss from continuing operations	(25,764)
Net income from discontinued operations (net of tax)	$1,657
Denominator:
Weighted average basis shares outstanding	8,272
Effect of dilutive instruments:
Convertible preferred debentures (1)	2,384
Weighted average dilutive shares outstanding	8,272
EPS:
Basic EPS	$(2.91)
Basic EPS from continuing operations	(3.11)
Basic EPS from discontinued operations (net of tax)	0.20
Dilutive EPS	$(2.91)
Dilutive EPS from continuing operations	(3.11)
Basic EPS from discontinued operations (net of tax)	0.20

(1)	– $2.1 million and the 2.4 million in shares are excluded from dilutive calculation as it is anti-dilutive.

15.	Convertible Preferred Debentures (net)

In January 2008, the Company issued 1.0 million shares of our Series A Convertible Preferred Stock, with an aggregate redemption value of $20.0 million and current dividend payment rate of 10% per year. The Series A Preferred Stock matures on December 31, 2010, at which time any outstanding shares must be redeemed by the Company at the $20.00 per share liquidation preference. Pursuant to SFAS No.150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity , because of this mandatory redemption feature, the Company classifies these securities as a liability on its balance sheet, and accordingly, the corresponding dividend is recorded as an interest expense.

We issued these shares of Series A Convertible Preferred Stock to JMP Group Inc. and certain of its affiliates for an aggregate purchase price of $20.0 million. The Series A Convertible Preferred Stock entitles the holders to receive a cumulative dividend of 10% per year, subject to an increase to the extent any future quarterly common stock dividends exceed $0.20 per share. The Series A Convertible Preferred Stock is convertible into shares of the Company’s common stock based on a conversion price of $8.00 per share of common stock, which represents a conversion rate of two and one-half (2 1 / 2 ) shares of common stock for each share of Series A Convertible Preferred Stock.

16.	Stock Incentive Plans

2005 Stock Incentive Plan

At the Annual Meeting of Stockholders held on May 31, 2005, the Company’s stockholders approved the adoption of the Company’s 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan replaced the 2004 Plan, which was terminated on the same date. The 2005 Plan provides that up to 103,111 shares of the Company’s common stock may be issued thereunder. The 2005 Plan provides that the number of shares available for issuance under the 2005 Plan may be increased by the number of shares covered by 2004 Plan awards that were forfeited or terminated after March 10, 2005. On October 12, 2006, the Company filed a registration statement on Form S-8 registering the issuance or resale of 103,111 shares under the 2005 Plan.

Options

Each of the 2005 and 2004 Plans provide for the exercise price of options to be determined by the Compensation Committee of the Board of Directors (“Compensation Committee”) but not to be less than the fair market value on the date the option is granted. Options expire ten years after the grant date. As of December 31, 2008 there were no options outstanding.

The Company accounts for the fair value of its grants in accordance with SFAS No. 123R. The Company incurred no compensation cost for the year ended December 31, 2008. No cash was received for the exercise of stock options during the year ended December 31, 2008.

The fair value of each option previously grant is estimated on the date of grant using the Binomial option-pricing model with the following weighted-average assumptions:

Risk free interest rate	4.5%
Expected volatility	10%
Expected life	10 years
Expected dividend yield	10.48%

Restricted Stock

The Company had awarded 68,433 shares of restricted stock under the 2005 Plan, of which 50,190 shares have fully vested and 18,233 were cancelled or forfeited. There were no restricted stock awards during the year ended December 31, 2008. As of December 31, 2008 there were no outstanding restricted stock awards under the 2005 Plan. In general, unvested restricted stock is forfeited upon the recipient’s termination of employment.

17.	Quarterly Financial Data (unaudited)

The following table is a comparative breakdown of our unaudited quarterly results for the immediately preceding four quarters (dollar amounts in thousands, except per share data):

	Three Months Ended
	Mar. 31, 2008	Jun. 30, 2008	Sep. 30, 2008	Dec. 31, 2008
Revenues:
Interest income	$13,253	$10,755	$10,324	$9,791
Interest expense	11,979	8,256	8,142	7,883

Net interest income	1,274	2,499	2,182	1,908

Other Expense:
Provision for loan losses	(1,433)	(22)	(7)	—
Realized losses on securities and related hedges	(19,848)	(83)	4	(50)
Impairment loss on investment securities	—	—	—	(5,278)

Total other expense	(21,281)	(105)	(3)	(5,328)

Expenses:
Salaries and benefits	313	417	258	881
General and administrative expenses	1,118	1,543	1,177	1,203

Total expenses	1,431	1,960	1,435	2,084

(Loss) income from continuing operations	(21,438)	434	744	(5,504)

Income from discontinued operations - net of tax	180	829	285	363

Net (loss) income	$(21,258)	$1,263	$1,029	$(5,141)

Per share basic and diluted (loss) income	$(4.19)	$0.14	$0.11	$(0.55)

Dividends declared per common share	$0.12	$0.16	$0.16	$0.10

18.	Related Party Transactions

Concurrent and in connection with the issuance of our Series A Preferred Stock on January 18, 2008, we entered into an advisory agreement with Harvest Capital Strategies (“HCS”), which is an affiliate of JMP Group, Inc. Pursuant to Schedule 13D’s filed with the SEC as of December 31, 2008, HCS and JMP Group, Inc. beneficially owned approximately 16.8% and 12.2% of our common stock. Under the agreement, HCS advises the Managed Subsidiaries. As previously disclosed, we have an approximately $64.0 million net operating loss carry-forward that remains with us after the sale of our mortgage lending business. As an advisor to the Managed Subsidiaries, we expect that HCS will, at some point in the future, focus on the acquisition of alternative mortgage related investments on behalf of the Managed Subsidiaries. Some of those investments may allow us to utilize all or a portion of the net operating loss carry-forward to the extent available by law. The commencement of any activity by HCS must be approved by the Board of Directors and any subsequent investment on behalf of Managed Subsidiaries must adhere to investment guidelines adopted by our Board of Directors. HCS will earn a base advisory fee of 1.5% of the “equity capital” (as defined in the advisory agreement) of the Managed Subsidiaries and is also eligible to earn incentive compensation if the Managed Subsidiaries achieve certain performance thresholds. As of December 31, 2008, HCS was not managing any assets in the Managed Subsidiaries, but was earning a base advisory fee on the net proceeds to our Company from our private offerings in each of January 2008 and February 2008. For the three and twelve months ended December 31, 2008, HCS earned $0.2 million and $0.7 million, respectively, in advisory fees.

In addition, pursuant to the stock purchase agreement providing for the sale of the Series A Convertible Preferred Stock to JMP Group, Inc. and certain of its affiliates, James J. Fowler and Steven M. Abreu were appointed to our Board of Directors, with Mr. Fowler being appointed the non-executive chairman of our Board of Directors. In addition, concurrent with the completion of the issuance and sale of the Series A Convertible Preferred Stock and pursuant to the stock purchase agreement, four of our then-existing directors resigned from the Board.

James J. Fowler, the Non-Executive Chairman of our Board of Directors and also the non-compensated Chief Investment Officer of Hypotheca Capital, LLC and New York Mortgage Funding, LLC, is a managing director of HCS. HCS is a wholly-owned subsidiary of JMP Group, Inc.

On February 21, 2008, we completed the issuance of 7.5 million shares of our common stock in a private placement to certain accredited investors, resulting in $56.5 million in net proceeds to the Company. JMP Securities LLC, an affiliate of HCS and JMP Group, Inc., served as the sole placement agent for the transaction and was paid a $3.0 million placement fee from the gross proceeds.